Exhibit 99.1

Interpace Biosciences Announces Capital Restructuring of Its Preferred Stock as a First Step Toward Seeking an Uplisting of Its Common Stock to Nasdaq

PARSIPPANY, NJ, October 15, 2024 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced that its Series B Preferred Stock investors, Ampersand Capital Partners and 1315 Capital (the “Investors”), have exchanged (the “Exchange”) their existing Series B Preferred Stock for a new issuance of Series C Preferred Stock in order to assist the Company in seeking an uplisting of its Common Stock to Nasdaq.

The Investors exchanged an aggregate of 47,000 shares of the Company’s existing Series B Preferred Stock comprising 28,000 shares of Series B Preferred Stock held by Ampersand Capital Partners and 19,000 shares of Series B Preferred Stock held by 1315 Capital for 47,000 newly created shares of Series C Preferred Stock. The Series C Preferred Stock will have a conversion price into Common Stock of $2.02 which was the closing price of the Company’s Common Stock on the date of the exchange agreement. The Series C Preferred Stock will not include certain rights applicable to the Series B Preferred Stock, including the liquidation preference of the Investors upon a sale or dissolution of the Company, director designation rights for each of the Investors, and certain protective voting rights. The Series C Preferred Stock will automatically convert into Common Stock upon a Nasdaq uplisting. The Company entered into this agreement with advisement of its third party consultants that the newly issued Series C Preferred Stock will constitute stockholders’ equity under generally accepted accounting principles.

Tom Burnell, Chairman, President and CEO of Interpace said, “The Company has considered a number of opportunities over the past several years to adjust its capital structure that would allow for raising growth capital given the Company’s recent strong financial performance.” Burnell added, “The willingness of Ampersand Capital Partners and 1315 Capital to partner with the Company for the long-term benefit of all shareholders, and, most importantly, the patients we serve, is truly appreciated. The Medical community has longed for the continued use of molecular diagnostics to risk-stratify both thyroid and pancreatic cancers. The agreed-to exchange between the Company and its Preferred Shareholders will undoubtedly create further opportunities to extend this mission.”

The Exchange is the first significant step for the Company to seek an uplisting of its Common Stock to Nasdaq and other steps may need to be taken in order to satisfy Nasdaq listing requirements, including meeting Nasdaq’s stockholder equity and minimum bid price requirements. The Company believes that a Nasdaq listing would assist it in raising additional capital, increasing investor interest and trading volume in its Common Stock, and pursuing acquisitions.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

The Company provides clinically useful molecular diagnostic tests and bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA®, a “molecular only” version of PancraGEN that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay; ThyraMIR®v2, used in combination with ThyGeNEXT®, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification; and RespriDX®, that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular-based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a CEP, whereby we gather information from physicians using BarreGEN to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the Company’s ability to satisfy Nasdaq listing requirements and achieve an uplist to Nasdaq of its Common Stock. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com